Exhibit 99.3

January 7, 2022

Mattress Firm Group Inc.

10201 S. Main Street
Houston, TX 77025

Consent to Reference in Prospectus

Mattress Firm Group Inc. (the “Company”) is filing a Registration Statement on Form S-1, and in all subsequent amendments and post-effective amendments or supplements thereto, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the prospectus included in such Registration Statement, and any and all amendments and supplements thereto, as a nominee of the board of directors of the Company, such service to commence immediately following the pricing of the offering described in the prospectus. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Sincerely,

/s/ William Kim

William Kim

[Signature Page to Director Nominee Consent to Reference]